Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 (this “Second Amendment”) is made as of the  21st day of April, 2013 to the Rights Agreement (“Rights Agreement”), dated January 6, 2000, as amended on December 11, 2009, between Met-Pro Corporation, a Pennsylvania corporation (“Met-Pro”), and American Stock Transfer and Trust Company, LLC (“Rights Agent”).

WHEREAS, Met-Pro and the Rights Agent entered into the Rights Agreement on January 6, 2000 and amended the Rights Agreement on December 11, 2009; and

WHEREAS, Met-Pro desires to further amend the Rights Agreement, as authorized by and pursuant to Section 27 thereof;

NOW, THEREFORE, Met-Pro and the Rights Agent hereby agree as follows:

1.	Amendment of Section 1. Section 1 of the Rights Agreement is hereby supplemented and amended to add the following definitions in the appropriate alphabetical locations:

“Merger” shall mean the “First Step Merger” as such term is defined in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of April 21, 2013, by and among the Company, Parent, Merger Sub I and Merger Sub II, as amended or supplemented from time to time in accordance with its terms.

“Merger Sub I” shall mean Mustang Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent.

“Merger Sub II” shall mean Mustang Acquisition II Inc., a Delaware corporation and a wholly owned subsidiary of Parent.

“Parent” shall mean CECO Environmental Corp., a Delaware corporation.

“Voting Agreement” shall mean the Voting Agreement referred to in the recitals to the Merger Agreement.

2.
Amendment of Definition of “Acquiring Person.” The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement are hereby supplemented and amended by inserting the following sentence after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub I, Merger Sub II nor any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall be deemed to be an Acquiring Person as a result of the public announcement, approval, adoption, execution, delivery or performance of the Merger Agreement or the Voting Agreement, any amendment, modification or waiver thereto approved in advance by the Board of Directors of the Company, the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or any combination of the foregoing (each, an “Exempt Event” and, collectively, the “Exempt Events”).”

3.
Amendment of Definition of “Beneficial Owner.” The definitions of “Beneficial Owner” and “beneficially own” in Section 1(d) of the Rights Agreement are hereby supplemented and amended by inserting the following sentence after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub I, Merger Sub II nor any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall for purposes of this Agreement be deemed to be a Beneficial Owner of, or to beneficially own, any securities as a result of, or as a result of, any Exempt Event.”

4.
Amendment of Definition of “Distribution Date.” The definition of “Distribution Date” in Section 1(k) of the Rights Agreement is supplemented and amended by inserting the following sentence after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred, and nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement, in each case, as a result of any Exempt Event.”

5.	Amendment of Definition of “Expiration Date.” The definition of “Expiration Date” in Section 1(l) of the Rights Agreement is amended and restated in its entirety to read as follows:

“‘Expiration Date” shall mean the earliest of (i) close of business on the twentieth (20th) anniversary of the Record Date (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time of which the Rights are exchanged pursuant to Section 24, and (iv) the day on which the First Step Effective Time (as such term is defined in the Merger Agreement) occurs, with the Final Expiration Date being deemed to occur as of immediately prior to the First Step Effective Time on such date.”

6.
Amendment of Definition of “Stock Acquisition Date.” The definition of “Stock Acquisition Date” in Section 1(w) of the Rights Agreement is supplemented and amended by inserting the following sentence after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred as a result of any Exempt Event.”

7.	Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby supplemented and amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, none of the Rights may be exercised as a result of any Exempt Event.”

8.	Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is hereby supplemented and amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred as a result of any Exempt Event, and the provisions of this Section 11(a)(ii) and the Rights hereunder shall not be deemed to be triggered as a result of any Exempt Event.”

9.	Amendment to Section 13(a). Section 13(a) of the Rights Agreement is hereby supplemented and amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Section 13(a) Event shall not be deemed to have occurred as a result of any Exempt Event, and the provisions of this Section 13(a) and the rights hereunder shall not be deemed to be triggered as a result of any Exempt Event.”

10.	Amendment to Section 13(b). Section 13(b) of the Rights Agreement is hereby supplemented and amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub I, Merger Sub II nor any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall be deemed to be a Principal Party as a result of any Exempt Event.”

11.	Amendment to Section 21. Section 21 of the Rights Agreement is hereby supplemented and amended by inserting the following sentence immediately after the first sentence thereof:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination, and any required notice will be sent to the Company.”

12.	New Section 35. A new Section 35 is hereby added to the Rights Agreement immediately following Section 34 of the Rights Agreement, and such new Section 35 shall read as follows:

“Effect of Merger. For the avoidance of doubt, and in addition to the other provisions in this Agreement to such effect, no Exempt Event shall trigger the rights of any Person under this Agreement, and this Agreement shall otherwise be inapplicable to the Merger Agreement, the Voting Agreement and any Exempt Event. Upon consummation of the Merger, neither the Company, Parent, Merger Sub I, Merger Sub II, the First Step Surviving Corporation (as such term is defined in the Merger Agreement), the Surviving Entity (as such term is defined in the Merger Agreement), nor any of their respective Affiliates shall have any obligations to any holder or former holder of Rights as of and following the First Step Effective Time (as such term is defined in the Merger Agreement).”

13.	New Section 36. A new Section 36 is hereby added to the Rights Agreement immediately following Section 35 of the Rights Agreement, and such new Section 36 shall read as follows:

“Termination. Notwithstanding anything herein to the contrary, immediately prior to the First Step Effective Time (as defined in the Merger Agreement), but only if the First Step Effective Time shall occur, (a) this Rights Agreement shall be terminated automatically (without any further action on the part of any party hereto) and shall be without further force or effect, (b) none of the parties to this Rights Agreement will have any rights, obligations or liabilities hereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Rights Agreement; provided, however, that notwithstanding the foregoing, Sections 18 and 20 hereof shall survive the termination of this Rights Agreement.”

14.
Other Provisions Unaffected. This Second Amendment shall be deemed to be in full force and effect immediately prior to the execution and delivery of the Merger Agreement. Except as expressly modified hereby, all arrangements, agreements, terms, conditions and provisions of the Rights Agreement remain in full force and effect, and this Second Amendment and the Rights Agreement, as hereby modified, shall constitute one and the same instrument.  To the extent that there is a conflict between the terms and provisions of the Rights Agreement and this Second Amendment, the terms and provisions of this Second Amendment shall govern for purposes of the subject matter of this Second Amendment only.

15.	Miscellaneous.

a.
Counterparts.  This Second Amendment may be executed in any number of counterparts (including by facsimile or other electronic transmission) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

b.
Governing Law.  This Second Amendment, the Rights Agreement, each Right and each Right Certificate issued hereunder or thereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

c.
Further Assurances.  Each Party shall cooperate and take such action as may be reasonably requested by another Party in order to carry out the transactions and purposes of this Second Amendment, the Rights Agreement, and the transactions contemplated hereunder and/or thereunder.

d.
Descriptive Headings.  Descriptive headings of the several sections of this Second Amendment and the Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof or thereof.

e.
Entire Agreement.  This Second Amendment and the Rights Agreement, and all of the provisions hereof and thereof, shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and executors, administrators and heirs. This Second Amendment, together with the Rights Agreement, sets forth the entire agreement and understanding among the Parties as to the subject matter hereof and merges with and supersedes all prior discussions and understandings of any and every nature among them. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Merger Agreement even though reference thereto may be made in this Second Amendment and the Rights Agreement.

f.
Severability.  If any term, provision, covenant or restriction of this Second Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, then such term, provision, covenant or restriction shall be enforced to the maximum extent permissible, and the remainder of the terms, provisions, covenants and restrictions of this Second Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

g.
Enforcement.  Unless and until the Merger Agreement is terminated in accordance with its terms, the provisions set forth herein providing exceptions for, or otherwise relating to, Exempt Events, are for the benefit of, and may be enforced by, any of Parent, Merger Sub I, Merger Sub II or any of their Affiliates or Associates.

h.	Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Second Amendment.

i.	Exhibits. The Exhibits to the Rights Agreement shall be deemed restated to reflect this Amendment, mutatis mutandis.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Rights Agreement to be duly executed as of the day and year first above written.

MET-PRO CORPORATION	AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By: /s/ Raymond De Hont	By: /s/Michael A. Nospoli
Raymond De Hont	Name: Michael A. Nospoli
Title: Senior Vice President

Attest: /s/Lori Miller	Attest: /s/Jennifer Donovan
Attest: Lori Miller	Attest: Jennifer Donovan
Title: Adminstrative Assistant	Title: Vice President

Signature Page to Amendment No. 2 to Rights Agreement